U.S.B. HOLDING CO., INC.
100 DUTCH HILL ROAD, ORANGEBURG, N.Y. 10962 – (845) 365-4600

PERSONAL & CONFIDENTIAL

July 25, 2007

Mr. Thomas M. Buonaiuto
U.S.B. Holding Co., Inc.
100 Dutch Hill Road
Orangeburg, New York 10962

Dear Tom:

We would like to set forth below the terms of your employment and change of control protection, as follows:

1. Your annual compensation on a salary basis shall be at the annual rate of $225,000.00 per year, payable in installments in accordance with the Bank's prevailing payroll practices for senior officers.

2. Your employment will be on at "at-will" basis, meaning that either you or we may terminate employment relationship at any time with or without notice or cause. However, in the event Union State Bank is sold in the next five years, and you remain in your present status, you should be paid two years compensation, which will consist of your salary plus your bonus for the latest two years of employment, and in the event that it was not two years, it will be your then in effect annual compensation and bonus times two, if your employment terminates upon or within two years after the sale for any reason other than your death, disability, discharge for cause or resignation without good reason. Your termination payment will be capped at a lower amount if and to the extent necessary to assure that it is fully deductible for federal income tax purposes and that you are not subject to a golden parachute excise tax payment with respect to any part of the payment.

Tom, please review this letter, sign and date the original in the space provided below, and return the original. An extra copy is attached for you.

Sincerely,

Thomas E. Hales
Chairman of the Board
& Chief Executive Officer

Agreed: ______________________

Date: 7.25.07